Exhibit 99.1

LifeVantage Announces Record Second Quarter Fiscal Year 2012

Net Revenue Increases 239% Over Prior Year Period to $25.3 Million

Operating Income Improves to a Record $4.3 Million

Company Raises Full Year Fiscal 2012 Revenue and Operating Margin Guidance

Salt Lake City, UT, February 14, 2012, LifeVantage Corporation (OTCBB: LFVN), maker of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, today reported financial results for the second quarter and six months ended December 31, 2011.

Fiscal 2012 Second Quarter Highlights Include:

•	Net revenue increased 239% to $25.3 million compared to same quarter last year;

•	Operating margin doubled to 16.9% compared to 8.2% in the same quarter last year;

•	Operating income grew 603% compared to the same quarter last year to $4.3 million;

•	Cash and cash equivalents were $13.5 million;

•	Four new directors were elected to the Board, adding significant leadership experience;

•

Received approval from warrant holders for and completed a tender offer to modify certain outstanding warrants such that the Company will no longer account for these warrants as a derivative liability, which the Company believes will enable its financials to more closely reflect operating performance.

Fiscal 2012 Second Quarter Results

For the second fiscal quarter ended December 31, 2011, the Company reported record net revenue of $25.3 million, compared to $7.5 million for the same period in fiscal 2011, an increase of 239%. On a sequential quarter basis, net revenue increased 26% from the $20.1 million reported for the Company’s 2012 first fiscal quarter ended September 30, 2011.

Gross profit for the quarter ended December 31, 2011 increased to $21.6 million, compared to $6.3 million for the same period last year, delivering a gross margin of 85.4%, compared to 84.0% for the same period last year.

Operating expenses for the second fiscal quarter decreased as a percent of revenue to 68.5%, or $17.3 million, compared to 75.9% of revenue, or $5.7 million, for the same period last year. On a sequential quarter basis, operating expenses as a percentage of revenue were relatively flat. The gross increase in the amount of operating expenses is due primarily to increased sales commissions which are a direct result of the Company’s higher sales volume. This increase also reflects greater investment in personnel and infrastructure to position the Company for future growth.

Operating income improved to $4.3 million for the second fiscal quarter, compared to $0.6 million in the same period last year and $3.4 million in the first fiscal quarter. This was the Company’s sixth consecutive quarter of achieving operating income. Operating income margin was 16.9% in the second fiscal quarter, compared to 8.2% in the same period last year and 17.1% in the first fiscal quarter.

Fiscal 2012 First Six Months Results

For the six months ended December 31, 2011, the Company reported record net revenue of $45.4 million, compared to $13.9 million for the same period in fiscal 2011, a 226% increase. Operating income increased to $7.7 million, compared to $1.0 million in the same period last year.

Douglas C. Robinson, -President and Chief Executive Officer of LifeVantage, stated, “Our record second fiscal quarter revenue and operating income, combined with the doubling of our operating margins, underscore our ability to achieve leverage in our business while making strategic investments. We plan to continue to strengthen our infrastructure by adding headcount for all areas of our business and increasing our marketing investments as we build the necessary platform to continue our profitable organic growth.”

“As awareness and understanding about Protandim and LifeVantage TrueScience® Anti-Aging Cream continues to expand in consumer markets as well as among medical professionals, we believe that our business is positioned for continued long-term growth. We are seeing a growing number of distributors join our team, as evidenced by record attendance at our recent quarterly distributor convention. We look forward to building upon this positive momentum and delivering another record year for LifeVantage in fiscal 2012.”

Mr. Robinson concluded, “Reflecting our commitment to continue enhancing our corporate leadership, our shareholders recently elected four new members of the Board of Directors. These directors add diverse and deep leadership experience to the Board and are a strong addition to our Company. We are very excited about our continued outlook for fiscal 2012 and look forward to continuing to achieve long-term growth and profitability while helping people around the world improve their health and wellness through the science of Protandim.”

Balance Sheet & Liquidity

The Company improved its balance sheet in the second fiscal quarter. The Company’s cash balance at December 31, 2011 was $13.5 million, an increase from $6.4 million at year end fiscal 2011, due to strong revenue growth and operating profits. The Company generated $4.7 million of cash flow from operations in the second quarter of fiscal 2012, compared to $0.5 million in the second quarter of fiscal 2011.

On December 29, 2011, the Company received approval from warrant holders for and completed its tender offer to modify certain outstanding warrants. As previously announced, LifeVantage filed a tender offer document with the SEC and initiated a tender offer for the purpose of amending certain of its warrants to remove the price-based anti-dilution provision contained in those warrants and to extend the period during which those warrants may be exercised by 30 days. As of December 29, 2011, the Company received the requisite approvals such that all of 12.7 million warrants covered by the tender offer were amended. As a result, the Company will no longer account for these warrants as a derivative liability as currently required under U.S. GAAP.

With the warrant modification and the expiration of certain other warrants in March and April 2012, the Company anticipates removing all derivative warrant liabilities from its balance sheet and eliminating the quarterly changes in fair value of these warrants from its income statement.

Carrie McQueen, Chief Financial Officer, commented, “We are pleased with our continued progress in improving our balance sheet and the overall financial position of LifeVantage. To further improve the strength of our financial statements, we have eliminated over $19 million of long-term derivative liabilities this quarter, dramatically reduced our interest expense, and successfully modified certain outstanding warrants so we will no longer account for these warrants as a derivative liability which enables our financial statements to more closely reflect the Company’s operating performance.”

Guidance

The Company is raising its full year guidance for fiscal 2012. LifeVantage expects to generate revenue for the fiscal year in a range of $105 million to $115 million, compared to the previous range of $95 million to $105 million. Further, the Company expects to generate operating income for the fiscal year in a range of $13.7 million to $17.3 million, and an operating margin of 13% to 15%. The previous range of operating income was $11.4 million to $14.7 million, and an operating margin of 12% to 14%.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (877) 604-9665 from the U.S. International callers can dial (719) 325-4886. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, February 16, 2012, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 2407254.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://investor.lifevantage.com/events.cfm The webcast will be archived for 30 days.

About LifeVantage Corporation

LifeVantage, (OTCBB:LFVN), maker of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 with corporate headquarters in Salt Lake City, UT and operations in San Diego, CA. For more information, visit www.LifeVantage.com.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated revenue, operating profitability, cash flow from operations and future investment and growth. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of,
	December 31, 2011	June 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$13,460,740	$6,370,974
Marketable securities, available for sale	—	350,000
Accounts receivable, net	759,098	941,802
Inventory	3,034,313	2,124,663
Current portion of deferred income taxes	2,188,494	—
Prepaid expenses and deposits	1,437,694	487,812

Total current assets	20,880,339	10,275,251
Long-term assets
Property and equipment, net	1,150,080	227,811
Intangible assets, net	1,930,987	1,963,277
Deferred income taxes, less current portion	613,506	—
Deposits	92,173	32,173

TOTAL ASSETS	$24,667,085	$12,498,512

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	1,678,760	799,210
Commission payable	3,025,013	1,999,969
Reserve for sales returns	905,441	435,135
Income tax payable	136,310	36,000
Other accrued expenses	2,867,789	2,206,222
Customer deposits	200,250	33,893
Revolving line of credit and accrued interest	433,984	433,984
Short-term derivative liabilities	6,056,555	7,435,883

Total current liabilities	15,304,066	13,380,296

Long-term liabilities
Deferred rent	14,510	21,017
Capital lease	15,979	—
Derivative liabilities	—	19,905,401

Total liabilities	15,334,555	33,306,714

Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock—par value $0.001, 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—par value $0.001, 250,000,000 shares authorized; 99,838,650 and 98,794,499 issued and outstanding as of December 31, 2011 and June 30, 2011,respectively	100,289	98,795
Additional paid-in capital	85,821,435	67,606,293
Accumulated deficit	(76,621,874)	(88,453,607)
Currency translation adjustment	32,680	(59,683)

Total stockholders’ equity (deficit)	9,332,530	(20,808,202)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$24,667,085	$12,498,512

The Notes included in Form 10-Q for the period ended December 31, 2011 are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended December 31,		For the six months ended December 31,
	2011	2010	2011	2010
Sales, net	$25,284,058	$7,460,089	$45,367,357	$13,903,438
Cost of sales	3,679,653	1,191,534	6,636,432	2,211,669

Gross profit	21,604,405	6,268,555	38,730,925	11,691,769
Operating expenses:
Sales and marketing	13,878,045	4,020,603	24,420,599	7,431,446
General and administrative	3,035,868	1,496,069	5,875,630	3,003,162
Research and development	311,796	89,717	546,352	199,510
Depreciation and amortization	96,822	53,184	176,677	103,900

Total operating expenses	17,322,531	5,659,573	31,019,258	10,738,018

Operating income	4,281,874	608,982	7,711,667	953,751
Other income and (expense):
Interest income (expense)	26,052	(544,282)	(12,740)	(2,008,905)
Change in fair value of derivative warrant liabilities	3,141,654	5,477,924	3,946,420	7,312,971

Total other income	3,167,706	4,933,642	3,933,680	5,304,066

Net income before income taxes	7,449,580	5,542,624	11,645,347	6,257,817
Income tax benefit (expense)	1,309,059	(95,000)	837,459	(95,000)

Net income	$8,758,639	$5,447,624	$12,482,806	$6,162,817

Net income per share, basic	$0.09	$0.08	$0.13	$0.09

Net income per share, diluted	$0.05	$0.00	$0.07	($0.01)

Weighted average shares, basic	99,409,267	71,063,750	99,184,281	67,374,094
Weighted average shares, diluted	121,231,366	90,969,984	121,002,855	87,837,962
Currency translation adjustment	8,247	6,862	92,363	(7,466)

Other comprehensive income	$8,766,886	$5,454,486	$12,575,169	$6,155,351

The Notes included in Form 10-Q for the period ended December 31, 2011 are an integral part of these condensed consolidated statements.